Exhibit 10.9

Notice of Grant of Award	SureWest Communications
and Award Agreement	ID: 68-0365195
8150 Industrial Avenue
Roseville, CA 95678

Name [Insert recipient’s name]	Award Number: [Insert Award Number]
Address [Insert recipient’s address]	Plan:	2000
City, State Zip	ID:	[Insert recipient’s ID number]

Effective [Insert Date], you have been granted an award of XXXXXX shares of SureWest Communications (the Company) common stock.  These shares are restricted until the vest date(s) shown below.

The current total value of the award is $[Insert dollar value of award].

The award will vest in increments on the date(s) shown.

Shares	Full Vest

By your signature and the signature of the Company’s representative below, you and the Company agree that these Shares are granted under and governed by the terms and conditions of the SureWest Communications 2000 Equity Incentive Plan (the “Plan”) and the Restricted Stock Agreement, both of which are made a part of this document.  In the event of a conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

SureWest Communications	Date

EMPLOYEE NAME	Date

1

SUREWEST COMMUNICATIONS

2000 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(TIME BASED)

Payment for Shares	No payment is required for the Shares you receive.

Vesting	The Shares vest in installments as shown in the Notice of Grant of Award. In addition, the Shares vest in full if any of the following three events or conditions or circumstances occur:

1.

Your service as an Employee or Consultant terminates because of death or long-term disability. (For all purposes under this Agreement, “long term disability” shall be determined in accordance with the 2000 Equity Incentive Plan and Section 409A and applicable regulations of the Internal Revenue Code), or

2.

The Company is subject to a “Change in Control” (as defined in the Plan and under Section 409A and applicable regulations of the Internal Revenue Code) while you are an Employee or Consultant of the Company, and there is a Change of Control agreement which vests your rights hereunder, and all conditions and contingencies relating to the vesting have occurred, in which event any acceleration shall be governed and controlled by the terms and conditions of such agreement., or

	3.	You voluntarily retire and all the following terms and conditions apply:

		a.	You are eligible to retire, as defined in SureWest’s retirement plan or its equivalent as of the date you retire, and
		b.	You freely and voluntarily retire without coercion or, at the request of the Company, as the Company shall determine in its own discretion, and
c.

The Company, in its sole discretion, determines that on the date of your retirement (1) your performance is satisfactory, (2) you are not in violation of any provision of the Company’s Code of Ethics, (3) that but for your election to retire, the Company would continue your employment until the unvested shares vested in accordance with the vesting schedule, and (4) the Company determines, in its sole discretion, that the Company’s financial condition would not be adversely impaired, impacted or affected by vesting the remaining unvested shares.

In the event of vesting resulting from separation from service, no distributions of vested stock shall be permitted until six months after your date of separation, if you are a specified employee as defined by Section 409A and applicable regulations of the Internal Revenue Code (or any other such date as may be applicable under said Code provision), and no distributions shall be made later than two and one half months after the first of the year following your date of separation if you are not a specified employee as defined by said Code provision.

The vesting terms under this agreement can be accelerated partially or in whole by the Compensation Committee at its sole discretion, but accelerated vesting shall not permit any distribution except in compliance with Section 409A and applicable regulations under the Internal Revenue Code.

Shares Restricted

Unvested Shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares, except as provided in the next sentence. With the consent of the Compensation Committee of the Company’s Board of Directors, you may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. A transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

Except as otherwise provided for or set forth below or elsewhere in this document, if your service as an Employee of or Consultant to the Company terminates for any reason (except as provided in this Restricted Stock Agreement), then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited.

The Company determines in its sole discretion when your service terminates for this purpose.

Stock Issuance	Your Restricted Shares will be issued and held for you by the Company. After Shares have vested, shares will be released to you not later than two and one half months after the end of the tax year in which the shares have become vested, except in the event of a release or distribution on separation from service for a specified employee as defined by the Section 409A of the Internal Revenue Code and applicable regulations, which shall occur subject to all limitations and restrictions applicable or made necessary to maintain compliance with Section 409A and applicable regulations of the Internal Revenue Code.

Voting and Dividend Rights	You have the same voting, dividend and other rights as the Company’s other shareholders.

Withholding Taxes

No shares will be issued to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the Shares. As determined by the Committee, these arrangements may include withholding Shares of Company stock that otherwise would be released to you when they vest. As determined by the Committee, these arrangements may also include surrendering Shares of Company stock that have been owned by you for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock or restricted stock units. The fair market value of the Shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale

By signing this Agreement, you agree not to sell any Shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an Employee of or Consultant to the Company, or for any other waiting or other period following separation from service as may be required by Section 16 of the Securities Exchange Act of 1934 or regulations promulgated thereunder.

No Retention Rights	Your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity.

Adjustments

As more fully described in the Plan, in the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to choice-of-law provisions).

The Plan and Other Agreements

The text of the SureWest Communications 2000 Equity Incentive Plan is incorporated in this Agreement by reference, and shall prevail over any inconsistent provisions herein, except in cases where you have a change of control agreement in which case the agreement shall govern and control vesting, distribution and payment.

Deference to Plan Administrator

The Administrator of the 2000 Equity Incentive Plan has discretionary authority with respect to the construction and interpretation of this Award. In any dispute between or among the Committee, Board, Company, Plan Administrator, you, any Participant, Beneficiary, or Alternate Payee, the court, arbitrator or other decision-maker with authority to resolve the dispute shall defer to the Plan Administrators construction or interpretation of this Award. The decision-maker shall similarly defer to any finding of fact by the Plan Administrator or other determination with respect to yours, any Participant’s Beneficiary’s or Alternate Payee’s entitlements hereunder.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award.  Any prior agreements, commitments or negotiations concerning this award are superseded.  This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.  IN THE EVENT OF

A CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT

AND THE PLAN, THE PLAN SHALL GOVERN.